                                                                                                       NEWS RELEASE
Corporate Offices:
1328 Racine Street
Racine, WI  53403

           FOR IMMEDIATE RELEASE

              Contact: Christopher J. Eperjesy
              (262) 638-4343

TWIN DISC, INC. ANNOUNCES FISCAL 2011
FOURTH-QUARTER AND FULL-YEAR FINANCIAL RESULTS

●Fiscal 2011 Net Earnings Up Significantly Year-Over-Year
● Fiscal 2011 Sales Up 36% Year-Over-Year
● Six-Month Backlog at All-Time Record
● Management Optimistic For Fiscal 2012

RACINE, WISCONSIN—August 2, 2011—Twin Disc, Inc. (NASDAQ: TWIN), today reported financial results for the fiscal 2011 fourth quarter ended June 30, 2011.

Sales for the fiscal 2011 fourth quarter were $97,367,000, compared to $64,314,000 for the fiscal 2010 fourth quarter.  For fiscal 2011, sales were $310,393,000, compared to $227,534,000 for fiscal 2010.  The improvement in sales for the quarter and the year was primarily the result of growing demand from customers in the oil and gas market.  In addition, the Company experienced modest growth from both the aftermarket and industrial products markets.  Stable demand continued from land- and marine-based military, airport rescue and fire fighting (ARFF), pleasure craft and commercial marine markets.

Gross margin for the fiscal 2011 fourth quarter was 37.1 percent, compared to 30.2 percent in last year's comparable period and 36.3 percent in the fiscal 2011 third quarter.  The significant improvement in the fiscal 2011 fourth quarter gross margin compared to the same period last fiscal year was the result of increased sales volumes, improved manufacturing efficiency and absorption, and a more profitable mix of business.  For fiscal 2011, gross margin was 34.7 percent, compared to 26.6 percent for fiscal 2010.

For the fiscal 2011 and fiscal 2010 fourth quarters, marketing, engineering and administrative (ME&A) expenses, as a percentage of sales, were 22.8 percent.  In dollars, ME&A expenses increased $7,585,000 versus the fiscal 2010 fourth quarter.  The table below summarizes significant changes in certain ME&A expenses for the quarter:

Three Months Ended
(In thousands)	June 30, 2011	June 30, 2010	Increase
Stock-Based Compensation Incentive/Bonus Expense	$ 2,860 1,717	$ 122 -	$ 2,738 1,717
$ 4,455
Foreign Exchange Translation, net			1,150 $ 5,605
All other, net			1,980 $ 7,585

Despite a significant increase in sales, and an increase in compensation related costs, ME&A expenses as a percentage of sales declined from 25.0 percent for fiscal 2010 to 23.4 percent in fiscal 2011.  ME&A expenses increased $15,827,000 versus last fiscal year.  The table below summarizes significant changes in certain ME&A expenses for the fiscal year:

Year Ended
(In thousands)	June 30, 2011	June 30, 2010	Increase
Stock-Based Compensation Incentive/Bonus Expense	$ 6,148 4,964	$ 507 -	$ 5,641 4,964
$ 10,605
Foreign Exchange Translation, net			1,015 $ 11,620
All other, net			4,207 $ 15,827

The net remaining increase in ME&A, both for the quarter and on a year-to-date basis, was primarily driven by the restoration of salary and wage reductions, higher benefit costs, increased travel, higher project related expenses and a continued emphasis on the Company’s product development program.

The effective tax rate for fiscal 2011 of 40.8 percent (41.4 percent for the fiscal 2011 fourth quarter) is significantly lower than the prior year rate of 57.6 percent (54.4 percent for the fiscal 2010 fourth quarter).  As announced in the third fiscal quarter, the current year rate was unfavorably impacted by the recording of a valuation allowance against the net deferred tax asset at one of the Company’s foreign jurisdictions, resulting in additional tax expense of approximately $1,613,000 related to the reversal of the fiscal 2010 ending deferred tax asset, along with the absence of a tax benefit on the current year losses in this jurisdiction.  This unfavorable item was partially offset by a $794,000 benefit due to a favorable adjustment to the deferred tax asset related to the pension liability resulting from the increase in the domestic estimated tax rate from 34.0 percent to 35.0 percent.  The current year also includes the favorable impact of the reinstatement of the R&D credit, which was passed into law during the second fiscal quarter.  The annualized effective rate before 2011 discrete items is 33.3 percent.  The prior year rate was relatively high due to the impact of permanent deferred items, which remained relatively constant but had a greater impact on the rate due to the low base of earnings.

Net earnings attributable to Twin Disc for the fiscal 2011 fourth quarter were $7,592,000, or $0.66 per diluted share, compared to $2,040,000, or $0.18 per diluted share, for the fiscal 2010 fourth quarter.  For fiscal 2011, net earnings attributable to Twin Disc were $18,830,000, or $1.64 per diluted share, compared to $597,000, or $0.05 per diluted share for fiscal 2010.

Earnings before interest, taxes, depreciation and amortization (EBITDA)* was $16,339,000 for the fiscal 2011 fourth quarter, compared to $7,426,000 for the fiscal 2010 fourth quarter.  For fiscal 2011, EBITDA was $43,517,000, compared to $13,688,000 for fiscal 2010.  EBITDA as a percentage of sales was 14.0 percent for fiscal 2011, compared to 6.0 percent for fiscal 2010.

Commenting on the results, Michael E. Batten, Chairman and Chief Executive Officer, said: “Fiscal 2011 was our best year since the 2008 economic downturn and the fiscal 2011 fourth quarter was the highest sales quarter in our history.  These results were driven primarily by outstanding demand from customers in the oil and gas industry for our 8500 series transmission system.  We are encouraged by the contribution and increasing demand from many of our other markets in the fiscal 2011 fourth quarter that have recovered from the economic downturn.  In fact, most of our end markets ended the year higher than they were in fiscal 2009.  We believe the growth of our product sales throughout our business is the result of market demand and not due to inventory restocking, and we are optimistic these trends will continue.  We continue to benefit from our design differentiation and from introducing new product innovations to the market.”

Christopher J. Eperjesy, Vice President - Finance, Chief Financial Officer and Treasurer, stated: “At the end of fiscal 2011, our balance sheet was strong with ample liquidity and flexibility.  Our cash balance increased 6.0 percent to $20,167,000 from $19,022,000 at the end of fiscal 2010, while total debt declined 4.6 percent to $29,699,000 at the end of fiscal 2011 from $31,131,000 at June 30, 2010.  In addition, we elected to make a $7,200,000 discretionary contribution to our defined benefit pension plan during the quarter as the Company’s cash flows from operations continued strong.  During fiscal 2011, we used $12,028,000 for capital expenditures and anticipate investing $15,000,000 to $20,000,000 for fiscal 2012 as we continue to modernize key core manufacturing, assembly and testing processes as well as expanding capacity at our facilities around the world.

“Investments in inventory made throughout the year in anticipation of strong demand for our oil and gas transmission systems, plus the roll out of our 7500 series transmission, increased inventory 36.2 percent to $99,139,000.  Working capital increased to $111,208,000 at June 30, 2011, from $84,143,000, primarily due to the rise in inventory levels.”

Mr. Batten concluded: “Our six-month backlog at June 30, 2011 was a record $146,899,000 compared to $140,239,000 at March 25, 2011, and $84,419,000 at June 30, 2010.  We are currently shipping production units of the 7500 series transmission to new and existing oil and gas customers and will be ramping up production as the year progresses.  Interest for both our 7500 and 8500 series oil and gas transmission systems is high.  We are also experiencing an increasing level of customer interest for our revolutionary Express Joystick System®, which is expected to contribute to our growth in fiscal 2012 as well as drive sales of complementary Twin Disc marine products.  Based on the anticipated demand for our new products, improving demand from marine, industrial, and military markets, and continued strong demand for oil and gas transmissions, we are optimistic fiscal 2012 will be another good year with revenues continuing to improve in the coming quarters.”

Twin Disc will be hosting a conference call to discuss these results and to answer questions at 2:00 p.m. Eastern Time on Tuesday, August 2, 2011. To participate in the conference call, please dial 877-941-2068 five to 10 minutes before the call is scheduled to begin. A replay will be available from 5:00 p.m. August 2, 2011 until midnight August 9, 2011. The number to hear the teleconference replay is 877-870-5176.  The access code for the replay is 4456331.

The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, access Twin Disc's website at http://ir.twindisc.com/index.cfm and follow the instructions at the web cast link. The archived web cast will be available shortly after the call on the Company's website.

About Twin Disc, Inc.
Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment.  Products offered include: marine transmissions, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems.  The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets.  The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network.

Forward-Looking Statements
This press release may contain statements that are forward looking as defined by the Securities and Exchange Commission in its rules, regulations and releases. The Company intends that such forward-looking statements be subject to the safe harbors created thereby. All forward-looking statements are based on current expectations regarding important risk factors including those identified in the Company’s most recent periodic report and other filings with the Securities and Exchange Commission. Accordingly, actual results may differ materially from those expressed in the forward-looking statements, and the making of such statements should not be regarded as a representation by the Company or any other person that the results expressed therein will be achieved.

*Non-GAAP Financial Disclosures
Financial information excluding the impact of foreign currency exchange rate changes and the impact of acquisitions, if any, in this press release are not measures that are defined in U.S. Generally Accepted Accounting Principles (“GAAP”). These items are measures that management believes are important to adjust for in order to have a meaningful comparison to prior and future periods and to provide a basis for future projections and for estimating our earnings growth prospects. Non-GAAP measures are used by management as a performance measure to judge profitability of our business absent the impact of foreign currency exchange rate changes and acquisitions. Management analyzes the company’s business performance and trends excluding these amounts.  These measures, as well as EBITDA, provide a more consistent view of performance than the closest GAAP equivalent for management and investors. Management compensates for this by using these measures in combination with the GAAP measures. The presentation of the non-GAAP measures in this press release are made alongside the most directly comparable GAAP measures.

Definition – Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA)
The sum of, net earnings and adding back provision for income taxes, interest expense, depreciation and amortization expenses: this is a financial measure of the profit generated excluding the above mentioned items.
--Financial Results Follow--

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME (LOSS) (In thousands, except per-share data, unaudited)
	Three Months Ended		Twelve Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010

Net sales	$97,367	$64,314	$310,393	$227,534
Cost of goods sold	61,246	44,887	202,710	167,069
Gross profit	36,121	19,427	107,683	60,465

Marketing, engineering and
administrative expenses	22,243	14,658	72,713	56,886
Restructuring of operations	254	494	254	494
Earnings from operations	13,624	4,275	34,716	3,085
Interest expense	410	461	1,719	2,282
Other expense (income), net	132	(683)	968	(919)
Earnings before income taxes and noncontrolling interest	13,082	4,497	32,029	1,722
Income taxes	5,416	2,446	13,064	992

Net earnings	7,666	2,051	18,965	730
Less: Net earnings attributable to
noncontrolling interest, net of tax	(74)	(11)	(135)	(133)
Net earnings attributable to Twin Disc	$7,592	$2,040	$18,830	$597

Earnings per share data:
Basic earnings per share attributable to Twin Disc common shareholders	$0.67	$0.18	$1.66	$0.05
Diluted earnings per share attributable to Twin Disc common shareholders	$0.66	$0.18	$1.64	$0.05

Weighted average shares outstanding data:
Basic shares outstanding	11,355	11,066	11,319	11,063
Diluted shares outstanding	11,510	11,173	11,463	11,159

Dividends per share	$0.08	$0.07	$0.30	$0.28

Comprehensive income (loss):
Net earnings	$7,666	$2,051	$18,965	$730
Foreign currency translation adjustment	4,495	(8,158)	19,271	(9,650)
Benefit plan adjustments, net	9,841	(7,819)	11,506	(6,414)
Comprehensive income (loss)	22,002	(13,926)	49,742	(15,334)
Comprehensive earnings attributable to noncontrolling interest	(74)	(11)	(135)	(133)
Comprehensive income (loss) attributable to Twin Disc	$21,928	$(13,937)	$49,607	$(15,467)

RECONCILIATION OF CONSOLIDATED NET EARNINGS TO EBITDA (In thousands, unaudited)
	Three Months Ended		Twelve Months Ended
	June 30, 2011	June 30, 2010	June 30, 2011	June 30, 2010
Net earnings attributable to Twin Disc	$7,592	$2,040	$18,830	$597
Interest expense	410	461	1,719	2,282
Income taxes	5,416	2,446	13,064	992
Depreciation and amortization	2,921	2,479	9,904	9,817
Earnings before interest, taxes, depreciation and amortization	$16,339	$7,426	$43,517	$13,688

CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, unaudited)

	June 30,	June 30,
	2011	2010
ASSETS
Current assets:
Cash	$20,167	$19,022
Trade accounts receivable, net	61,007	43,014
Inventories, net	99,139	72,799
Deferred income taxes	5,765	5,224
Other	9,090	7,391

Total current assets	195,168	147,450

Property, plant and equipment, net	65,791	58,243
Goodwill, net	17,871	16,440
Deferred income taxes	16,480	24,029
Intangible assets, net	6,439	6,268
Other assets	7,371	6,626

TOTAL ASSETS	$309,120	$259,056

LIABILITIES AND EQUITY
Current liabilities:
Short-term borrowings and current maturities of long-term debt	$3,915	$3,920
Accounts payable	38,372	23,842
Accrued liabilities	41,673	35,545

Total current liabilities	83,960	63,307

Long-term debt	25,784	27,211
Accrued retirement benefits	50,063	72,833
Deferred income taxes	4,170	3,914
Other long-term liabilities	7,089	2,472

Total liabilities	171,066	169,737

Twin Disc shareholders’ equity: Common stock authorized: 30,000,000; Issued: 13,099,468; no par value	10,863	10,667
Retained earnings	162,857	147,438
Accumulated other comprehensive loss	(11,383)	(42,048)

	162,337	116,057
Less treasury stock, at cost (1,739,574 and 1,901,242 shares, respectively)	25,252	27,597

Total Twin Disc shareholders' equity	137,085	88,460

Noncontrolling interest	969	859
Total equity	138,054	89,319

TOTAL LIABILITIES AND EQUITY	$309,120	$259,056

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands, unaudited)
	Twelve Months Ended
	June 30, 2011	June 30, 2010

CASH FLOWS FROM OPERATING ACTIVITIES:
Net earnings	$18,965	$730
Adjustments to reconcile to net earnings to net cash provided by operating activities:
Depreciation and amortization	9,904	9,817
Loss on sale of plant assets	120	261
Restructuring of operations	254	494
Stock compensation expense	6,148	507
Provision (benefit) for deferred income taxes	1,716	(1,474)
Changes in operating assets and liabilities:
Trade accounts receivable, net	(13,605)	8,181
Inventories, net	(17,258)	16,338
Other assets	(1,736)	1,177
Accounts payable	11,839	(191)
Accrued liabilities	6,097	(3,779)
Accrued/prepaid retirement benefits	(8,584)	3,055
Net cash provided by operating activities	13,860	35,116

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of plant assets	296	148
Acquisitions of plant assets	(12,028)	(4,456)
Other, net	(293)	(293)
Net cash used by investing activities	(12,025)	(4,601)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from notes payable	84	86
Payments of notes payable	(83)	(690)
Payments of long-term debt	(1,405)	(18,950)
Proceeds from exercise of stock options	322	108
Dividends paid to shareholders	(3,411)	(3,133)
Dividends paid to noncontrolling interest	(138)	(160)
Other	453	(449)
Net cash used by financing activities	(4,178)	(23,188)

Effect of exchange rate changes on cash	3,488	(1,571)

Net change in cash	1,145	5,756

Cash:
Beginning of year	19,022	13,266
End of year	$20,167	$19,022

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